Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Second Quarter 2019 Results
Highlights

•	GAAP revenue of $1,166.8 million for the three months ended June 30, 2019, representing growth of 8.8% compared to the same period in 2018.

•	Adjusted revenue of $1,168.4 million for the three months ended June 30, 2019, representing growth of 8.6%, or 9.6% on a constant currency basis, compared to the same period in 2018.

•	Net new business awards of $5,265.2 million for the trailing twelve months (TTM) ended June 30, 2019, representing a TTM book-to-bill ratio of 1.16x.

▪	Clinical Solutions segment net new business awards of $3,967.0 million for the TTM period ended June 30, 2019, representing a TTM book-to-bill ratio of 1.20x.

▪	Commercial Solutions segment net new business awards of $1,298.2 million for the TTM period ended June 30, 2019, representing a TTM book-to-bill ratio of 1.04x.

•	GAAP diluted earnings per share of $0.11 for the three months ended June 30, 2019.

•	Adjusted diluted earnings per share of $0.74 for the three months ended June 30, 2019.

•	Repaid $40.0 million of term loan debt and repurchased $23.1 million of common stock during the three months ended June 30, 2019.

•
Updating full-year 2019 guidance: adjusted revenue of $4,640.0 million to $4,750.0 million, adjusted EBITDA of $630.0 million to $660.0 million, and adjusted diluted earnings per share of $3.08 to $3.26.

MORRISVILLE, N.C. -- August 6, 2019 -- Syneos Health (Nasdaq:SYNH), a leading biopharmaceutical solutions organization combining a Contract Research Organization and a Contract Commercial Organization, today reported financial results for the second quarter and six months ended June 30, 2019.
“Our solid second quarter results reflect strong year-over-year growth in both segments, and growing market interest in our ability to deliver comprehensive, integrated solutions to customers of all sizes,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “Our unmatched breadth of integrated capabilities, shared insights, and unique Syneos One product development offering are key differentiators for customers looking to accelerate development and commercialization timelines. We believe we are well positioned to drive growth throughout the remainder of 2019 with a robust backlog, pipeline and RFP flow, and look forward to continuing to solve our customers’ most complex challenges."

Second Quarter 2019 Results
Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.
For the three months ended June 30, 2019, GAAP revenue increased 8.8% to $1,166.8 million and adjusted revenue increased 8.6% to $1,168.4 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 9.6%. This increase was driven by revenue growth in both Commercial Solutions and Clinical Solutions, as discussed below.
For the three months ended June 30, 2019, Clinical Solutions GAAP revenue increased 8.4% to $849.9 million, and adjusted revenue increased 8.2% to $851.5 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 9.4%. This increase was primarily due to net new business growth, favorable revenue mix, and higher growth in reimbursable expenses, partially offset by the impact of fluctuations in foreign currency exchange rates.
For the three months ended June 30, 2019, Commercial Solutions GAAP revenue increased 9.8% to $316.9 million and adjusted revenue increased 9.6% to $316.9 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 10.3%. This increase was primarily due to net new business growth and the Company’s acquisition of Kinapse in the third quarter of 2018, partially offset by lower growth in reimbursable expenses and the impact of fluctuations in foreign currency exchange rates.
GAAP net income for the three months ended June 30, 2019 was $11.3 million, resulting in diluted earnings per share of $0.11, compared to GAAP net income of $13.6 million, or diluted earnings per share of $0.13, for the three months ended June 30, 2018.
Adjusted net income for the three months ended June 30, 2019 was $77.3 million, resulting in adjusted diluted earnings per share of $0.74, representing growth of 19.4% from the same period in prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA and the reduction of the Company's non-GAAP effective tax rate to 24.5%.
Adjusted EBITDA for the three months ended June 30, 2019 increased 12.2% to $153.8 million from the same period in the prior year, representing an increase in adjusted EBITDA margin from 12.7% to 13.2%. This increase in adjusted EBITDA was driven primarily by revenue growth, an increase in net realized synergies, and the impact of fluctuations in foreign currency exchange rates, partially offset by the startup of large new customer relationships.
TTM net new business awards were $5,265.2 million for the period ended June 30, 2019, representing a TTM book-to-bill ratio of 1.16x. Clinical Solutions TTM net new business awards for the period ended June 30, 2019 were $3,967.0 million, representing a TTM book-to-bill ratio of 1.20x. Commercial Solutions TTM net new business awards for the period ended June 30, 2019 were $1,298.2 million, representing a TTM book-to-bill ratio of 1.04x. These net new business awards contributed to an ending backlog of $8,455.3 million as of June 30, 2019, comprised of an ending backlog of $7,834.0 million for Clinical Solutions and an ending backlog of $621.3 million for the Deployment Solutions (formerly called Selling Solutions) offering within Commercial Solutions.
First Half 2019 Results
For the six months ended June 30, 2019, GAAP revenue increased 7.3% to $2,285.8 million and adjusted revenue increased 7.1% to $2,289.0 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 8.4%. This increase was driven by revenue growth in both Commercial Solutions and Clinical Solutions, as discussed below.

For the six months ended June 30, 2019, Clinical Solutions GAAP revenue increased 5.4% to $1,654.9 million and adjusted revenue increased 5.1% to $1,658.1 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 6.6%. This increase was primarily due to net new business growth and higher growth in reimbursable expenses, partially offset by the impact of fluctuations in foreign currency exchange rates.
For the six months ended June 30, 2019, Commercial Solutions GAAP revenue increased 12.9% to $631.0 million and adjusted revenue increased 12.7% to $631.0 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 13.4%. This increase was primarily due to net new business growth, favorable revenue mix, and the Company’s acquisition of Kinapse in the third quarter of 2018, partially offset by lower growth in reimbursable expenses and the impact of fluctuations in foreign currency exchange rates.
GAAP net loss for the six months ended June 30, 2019 was $18.7 million, resulting in a diluted loss per share of $0.18, compared to a net loss of $11.0 million, or a diluted loss per share of $0.11, for the six months ended June 30, 2018.
Adjusted net income for the six months ended June 30, 2019 was $139.4 million, resulting in adjusted diluted earnings per share of $1.33, representing growth of 14.7% from the same period in prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA and the reduction of the Company's non-GAAP effective tax rate to 24.5%.
Adjusted EBITDA for the six months ended June 30, 2019 increased 8.7% to $288.8 million from the same period in the prior year, representing an increase in adjusted EBITDA margin from 12.4% to 12.6%. This increase in adjusted EBITDA was driven primarily by revenue growth, an increase in net realized synergies, and the impact of fluctuations in foreign currency exchange rates, partially offset by higher than anticipated seasonal expenses and the startup of large new customer relationships.
Capital Management Update
During the three and six months ended June 30, 2019, the Company repaid $40.0 million and $77.5 million of principal of its term loans, respectively. During the three months ended June 30, 2019, the Company repurchased 509,100 shares of common stock for a total repurchase price of approximately $23.1 million. During the six months ended June 30, 2019, the Company repurchased 1,181,800 shares of common stock for a total repurchase price of approximately $49.7 million. As of June 30, 2019, the Company had remaining repurchase authorization of approximately $125.3 million, which is available through the end of 2019.

Full Year 2019 Business Outlook
The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and estimated synergies from the merger with inVentiv Health, net of reinvestments. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected non-GAAP effective tax rate. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases beyond the second quarter of 2019. The Company's updated full year 2019 guidance is outlined below:

	Guidance Issued as of May 9, 2019		Guidance Issued as of August 6, 2019
	Full Year 2019		Full Year 2019
	Low	High	Low	High
	(in millions, except per share data)		(in millions, except per share data)
Adjusted revenue	$4,620	$4,730	$4,640	$4,750
Clinical Solutions adjusted revenue (a)	3,345	3,410	3,365	3,430
Commercial Solutions revenue	1,275	1,320	1,275	1,320
Adjusted EBITDA	625	660	630	660
Adjusted diluted EPS	$3.03	$3.23	$3.08	$3.26
(a) Clinical Solutions adjusted revenue guidance includes an add-back of deferred revenue eliminated in purchase accounting of approximately $6.5 million for 2019.
The Company anticipates that its 2019 non-GAAP effective tax rate will be between 24.0% and 25.0%. Important disclosures in this earnings release about and reconciliations of historical and forward-looking non-GAAP measures, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures.”
Webcast and Conference Call Details
Syneos Health will host a conference call at 8:00 a.m. ET on August 6, 2019, to discuss its second quarter 2019 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 877 930 8058 within the United States or +1 253 336 7551 outside the United States approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 2196064.
An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on August 6, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 2196064.
About Syneos Health
Syneos Health™ (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Created through the merger of two industry leading companies – INC Research and inVentiv Health – Syneos Health brings together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding creating a strong foundation for 2019 and beyond, anticipated financial results for the full year 2019, plans for capital deployment, and potential acquisitions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; the Company's ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company's customer or therapeutic area concentration; the Company's ability to maintain or generate new business awards; the Company's ability to increase its market share, grow its business, and execute its growth strategies; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in our operating results and effective income tax rate; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s planned withdrawal from the European Union; risks related to the Company's transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company's early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with the integration of the Company's business with the business of inVentiv Health and its operation of the combined business following the closing of the merger with inVentiv Health in 2017; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; fluctuations in the Company's financial results and stock price; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP effective tax rate. We also present adjusted revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's reported revenues.
A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.
The Company defines adjusted revenue and segment adjusted revenue as GAAP revenue and segment revenue, respectively, adjusted to include revenue eliminated as a result of purchase accounting.
The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-

related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; loss on extinguishment of debt; and other income (expense), net.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)
Revenue	$1,166,827	$1,072,530	$2,285,833	$2,129,726

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	917,529	847,465	1,804,331	1,688,288
Selling, general, and administrative expenses	110,879	100,218	223,996	199,477
Restructuring and other costs	11,882	8,591	26,295	22,298
Transaction and integration-related expenses	7,654	18,032	24,312	43,243
Depreciation	19,248	17,557	38,819	35,585
Amortization	41,501	49,945	83,130	99,938
Total operating expenses	1,108,693	1,041,808	2,200,883	2,088,829
Income from operations	58,134	30,722	84,950	40,897

Other expense, net:
Interest income	2,133	1,655	3,635	2,494
Interest expense	(34,263)	(32,894)	(68,893)	(64,630)
Loss on extinguishment of debt	—	(1,877)	(4,355)	(2,125)
Other income (expense), net	7,573	32,001	(1,348)	19,447
Total other expense, net	(24,557)	(1,115)	(70,961)	(44,814)
Income (loss) before provision for income taxes	33,577	29,607	13,989	(3,917)
Income tax expense	(22,285)	(16,047)	(32,701)	(7,075)
Net income (loss)	$11,292	$13,560	$(18,712)	$(10,992)

Earnings (loss) per share:
Basic	$0.11	$0.13	$(0.18)	$(0.11)
Diluted	$0.11	$0.13	$(0.18)	$(0.11)
Weighted average common shares outstanding:
Basic	103,699	102,899	103,532	103,674
Diluted	104,818	104,005	103,532	103,674

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$107,256	$155,932
Accounts receivable and unbilled services, net	1,287,509	1,256,731
Prepaid expenses and other current assets	71,985	79,299
Total current assets	1,466,750	1,491,962
Property and equipment, net	187,747	183,486
Operating lease right-of-use assets	227,715	—
Goodwill	4,336,355	4,333,159
Intangible assets, net	1,051,065	1,133,612
Deferred income tax assets	9,111	9,317
Other long-term assets	118,238	103,373
Total assets	$7,396,981	$7,254,909
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$128,812	$98,624
Accrued expenses	569,446	563,527
Deferred revenue	710,905	777,141
Current portion of operating lease obligations	29,760	—
Current portion of finance lease obligations	16,004	13,806
Current portion of long-term debt	199,575	50,100
Total current liabilities	1,654,502	1,503,198
Long-term debt	2,534,842	2,737,019
Operating lease long-term obligations	228,704	—
Finance lease long-term obligations	28,390	26,759
Deferred income tax liabilities	33,223	25,120
Other long-term liabilities	93,421	106,669
Total liabilities	4,573,082	4,398,765

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,460 and 103,372 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,035	1,034
Additional paid-in capital	3,404,389	3,402,638
Accumulated other comprehensive loss, net of tax	(92,688)	(88,195)
Accumulated deficit	(488,837)	(459,333)
Total shareholders' equity	2,823,899	2,856,144
Total liabilities and shareholders' equity	$7,396,981	$7,254,909

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(18,712)	$(10,992)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	121,949	135,523
Amortization of Senior Notes premium, net of capitalized loan fees and original issue discount
Share-based compensation	28,061	16,254
Provision for doubtful accounts	783	(1,734)
Provision for (benefit from) deferred income taxes	8,793	(7,682)
Foreign currency transaction adjustments	(957)	(19,633)
Fair value adjustment of contingent obligations	(940)	2,388
Loss on extinguishment of debt	4,355	2,125
Other non-cash items	1,147	4,024
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	(89,535)	(68,629)
Accounts payable and accrued expenses	32,005	(3,269)
Other assets and liabilities	(3,435)	16,799
Net cash provided by operating activities	83,514	65,174
Cash flows from investing activities:
Purchases of property and equipment	(28,066)	(32,586)
Investments in unconsolidated affiliates	(3,000)	—
Net cash used in investing activities	(31,066)	(32,586)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	183,195	—
Payments of debt financing costs	(1,032)	(3,421)
Repayments of long-term debt	(256,136)	(97,500)
Proceeds from accounts receivable financing agreement	38,200	—
Repayments of accounts receivable financing agreement	(22,400)	—
Payments of contingent consideration related to business combinations	(8)	—
Payments of finance leases	(4,677)	(8,863)
Payments for repurchase of common stock	(49,671)	(74,985)
Proceeds from exercise of stock options	24,377	7,458
Payments related to tax withholding for share-based compensation	(11,763)	(2,383)
Net cash used in financing activities	(99,915)	(179,694)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,209)	(1,151)
Net change in cash, cash equivalents, and restricted cash	(48,676)	(148,257)
Cash, cash equivalents, and restricted cash - beginning of period	155,932	321,976
Cash, cash equivalents, and restricted cash - end of period	$107,256	$173,719

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted revenue:
Revenue, as reported	$1,166,827	$1,072,530	$2,285,833	$2,129,726
Acquisition-related deferred revenue adjustment (a)	1,593	3,800	3,187	7,606
Adjusted revenue	$1,168,420	$1,076,330	$2,289,020	$2,137,332

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$849,922	$783,913	$1,654,880	$1,570,752
Acquisition-related deferred revenue adjustment (a)	1,593	3,393	3,187	6,792
Clinical Solutions adjusted revenue	$851,515	$787,306	$1,658,067	$1,577,544

Commercial Solutions revenue, as reported	$316,905	$288,617	$630,953	$558,974
Acquisition-related deferred revenue adjustment (a)	—	407	—	814
Commercial Solutions adjusted revenue	$316,905	$289,024	$630,953	$559,788

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
EBITDA and adjusted EBITDA:
Net income (loss), as reported	$11,292	$13,560	$(18,712)	$(10,992)
Interest expense, net	32,130	31,239	65,258	62,136
Income tax expense	22,285	16,047	32,701	7,075
Depreciation	19,248	17,557	38,819	35,585
Amortization (g)	41,501	49,945	83,130	99,938
EBITDA	126,456	128,348	201,196	193,742
Acquisition-related deferred revenue adjustment (a)	1,593	3,800	3,187	7,606
Restructuring and other costs (b)	11,882	8,591	26,295	22,298
Transaction and integration-related expenses (c)	7,654	18,032	24,312	43,243
Share-based compensation (d)	13,794	8,375	28,061	16,163
Other income (expense), net (e)	(7,573)	(32,001)	1,348	(19,447)
Loss on extinguishment of debt (f)	—	1,877	4,355	2,125
Adjusted EBITDA	$153,806	$137,022	$288,754	$265,730
Adjusted EBITDA margin	13.2%	12.7%	12.6%	12.4%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted net income:
Net income (loss) as reported	$11,292	$13,560	$(18,712)	$(10,992)
Acquisition-related deferred revenue adjustment (a)	1,593	3,800	3,187	7,606
Amortization (g)	41,501	49,945	83,130	99,938
Restructuring and other costs (b)	11,882	8,591	26,295	22,298
Transaction and integration-related expenses (c)	7,654	18,032	24,312	43,243
Share-based compensation (d)	13,794	8,375	28,061	16,163
Other income (expense), net (e)	(7,573)	(32,001)	1,348	(19,447)
Loss on extinguishment of debt (f)	—	1,877	4,355	2,125
Income tax adjustment to normalized rate (h)	(4,821)	(8,215)	(22,083)	(39,127)
Impact of base erosion and anti-abuse tax (i)	2,011	—	9,538	—
Adjusted net income	$77,333	$63,964	$139,431	$121,807

Diluted weighted average common shares outstanding:
Diluted weighted average common shares outstanding, as reported	104,818	104,005	103,532	103,674
Effect of certain securities considered anti-dilutive under GAAP (j)	—	—	1,279	1,002
Diluted weighted average common shares outstanding	104,818	104,005	104,811	104,676

Adjusted diluted earnings per share	$0.74	$0.62	$1.33	$1.16

a.	Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.

b.
Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of the Company's workforce in line with the Company's expectations of future business operations, (ii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract management process to meet the requirements of accounting regulation changes, and (iii) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

c.	Represents fees associated with corporate transactions and integration-related activities that primarily relate to the merger with inVentiv Health in 2017.

d.	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.

e.	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

f.	Represents loss on extinguishment of debt associated with debt prepayments and refinancing activities.

g.	Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.

h.
Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.5% for the three and six months ended June 30, 2019, and 27.5% for the three and six months ended June 30, 2018. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

i.	Represents the net income tax effect recorded in the three and six months ended June 30, 2019 as a result of the base erosion and anti-abuse tax.

j.
Represents the weighted average number of equity-based awards issued under the Company's equity incentive plans calculated using the treasury stock method that were excluded from the number of shares used in computing GAAP diluted net loss per share due to reporting a net loss under GAAP for the period.

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP
Full Year 2019 Guidance
(in millions, except per share data)
(unaudited)

	Guidance issued as of May 9, 2019		Guidance issued as of August 6, 2019
	Full Year 2019		Full Year 2019
	Low	High	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$82.4	$102.0	$70.5	$86.6
Adjustments (a):
Interest expense, net	122.0	127.0	122.0	127.0
Income tax expense	35.3	43.7	30.2	37.1
Depreciation	79.0	81.0	79.0	81.0
Amortization	166.0	166.0	166.0	166.0
EBITDA	484.7	519.7	467.7	497.7
Acquisition-related deferred revenue adjustment	6.5	6.5	6.5	6.5
Restructuring and other costs	17.0	17.0	39.0	39.0
Transaction and integration-related expenses	41.0	41.0	41.0	41.0
Share-based compensation	62.5	62.5	62.5	62.5
Other expense, net	8.9	8.9	4.4	4.4
Loss on extinguishment of debt	4.4	4.4	8.9	8.9
Adjusted EBITDA	$625.0	$660.0	$630.0	$660.0

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

	Guidance issued as of May 9, 2019				Guidance issued as of August 6, 2019
	Full Year 2019				Full Year 2019
	Adjusted Net Income		Adjusted Diluted Earnings Per Share		Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$82.4	$102.0	$0.78	$0.96	$70.5	$86.6	$0.67	$0.82
Adjustments:
Acquisition-related deferred revenue adjustment (a)	166.0	166.0	1.57	1.57	166.0	166.0	1.58	1.58
Amortization (a)	62.5	62.5	0.59	0.59	62.5	62.5	0.60	0.60
Restructuring and other costs (a)	17.0	17.0	0.16	0.16	39.0	39.0	0.37	0.37
Transaction and integration-related expenses (a)	41.0	41.0	0.39	0.39	41.0	41.0	0.39	0.39
Share-based compensation (a)	6.5	6.5	0.06	0.06	6.5	6.5	0.06	0.06
Other expense, net (a)	4.4	4.4	0.04	0.04	4.4	4.4	0.04	0.04
Loss on extinguishment of debt (a)	8.9	8.9	0.08	0.08	8.9	8.9	0.08	0.08
Income tax effect of above adjustments (b)	(67.7)	(66.3)	(0.64)	(0.63)	(74.8)	(71.9)	(0.71)	(0.68)
Adjusted net income and adjusted diluted earnings per share	$321.0	$342.0	$3.03	$3.23	$324.0	$343.0	$3.08	$3.26

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

(b)
Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 24.0% to 25.0%, which represents the estimated range of the Company's full year non-GAAP effective tax rate.